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                                                                    EXHIBIT (11)
                            SONOCO PRODUCTS COMPANY
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (Dollars in thousands, except per share)

                                                                                Three Months Ended
                                                                     --------------------------------------
                                                                     April 2,                      April 3,
                                                                       1995                          1994
                                                                     -------                      ---------
PRIMARY EARNINGS*
- ----------------

Net income available to common shareholders                       $    35,596                     $    26,159
                                                                  ===========                     ===========

Common shares
Weighted average number of shares outstanding                      86,841,446                      87,177,770

Assuming exercise of options reduced by
 the number of shares which could have been
 purchased (at average price) with proceeds
 from exercise of such options                                      1,290,960                       1,269,834
                                                                  -----------                     -----------

Weighted average number of shares
 outstanding as adjusted                                           88,132,406                      88,447,604
                                                                  ===========                     ===========

Primary earnings per common share                                 $       .40                     $       .30
                                                                  ===========                     ===========

ASSUMING FULL DILUTION
- ----------------------

Net income available to common shareholders                       $    35,596                     $    26,159

Elimination of preferred dividends                                      1,941                           1,941
                                                                  -----------                     -----------
Fully diluted net income                                          $    37,537                     $    28,100
                                                                  ===========                     ===========

Common shares
Weighted average number of shares outstanding                      86,841,446                      87,177,770

Assuming exercise of options reduced by the number
 of shares which could have been purchased (at the
 higher of the end-of-period price or the average)
 with proceeds from exercise of such options                        1,551,214                       1,269,834

Assuming conversion of preferred stock                              6,814,785                       6,814,785
                                                                  -----------                     -----------

Weighted average number of shares
 outstanding as adjusted                                           95,207,445                      95,262,389
                                                                  ===========                     ===========

Earnings per common share assuming full dilution                  $       .39                     $       .29
                                                                  ===========                     ===========

* This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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